UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

Coty Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35964	13-3823358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 389-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 per share	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 30, 2021, Coty Inc. (NYSE: COTY) (the “Company” or “Coty”) entered into a Redemption Agreement (the “Redemption Agreement”) with KKR Rainbow Aggregator L.P. (“KKR Rainbow”) and Rainbow Capital Group Limited, affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), pursuant to which the Company has agreed to sell an approximately 9% stake in Rainbow JVCo Limited, a company incorporated under the laws of Jersey (“JVCo”), valued at approximately $426.5 million, in exchange for the redemption of 290,465 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company, including the applicable portion of approximately $42 million of unpaid dividends related to such shares (the “Redemption”).

JVCo is a joint venture between the Company and affiliates of KKR that holds the Professional Beauty (including Professional Hair, OPI and ghd) and Retail Hair businesses that the Company divested in 2020. Following the Redemption, the Company will continue to indirectly hold approximately 30.6% of the JVCo shares.

The foregoing description of the Redemption Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Redemption Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

KKR Director Designees

Pursuant to the terms of the Investment Agreement, dated as of May 11, 2020 (as amended by that certain Amendment No. 1 to the Investment Agreement, effective as of June 1, 2020, the “Investment Agreement”), by and between the Company and KKR Rainbow, for so long as KKR Rainbow and its permitted transferees (as such term is defined in the Investment Agreement) continue to beneficially own shares of Series B Convertible Preferred Stock and/or shares of Class A common stock that represent, in the aggregate and on an as converted basis, at least 50% of the number of shares of Class A common stock beneficially owned by KKR Rainbow and its permitted transferees, on an as converted basis, as of immediately following the Second Closing (as defined in the Investment Agreement) (such threshold, the “First Fall-Away Threshold”), KKR Rainbow is entitled to designate two directors to the Company’s Board of Directors. Following the completion of the Redemption, KKR Rainbow will no longer meet the First Fall-Away Threshold and, as a result, one of the directors designated by KKR Rainbow will no longer stand for re-election at the Company’s next annual stockholders meeting for fiscal year 2022 and, concurrently with such meeting, the Company’s Board of Directors expects to reduce the size of the Board of Directors by one. KKR Rainbow will continue to be entitled to designate one director to the Company’s Board of Directors for so long as KKR Rainbow and its permitted transferees continue to beneficially own shares of Series B Convertible Preferred Stock and/or shares of Class A common stock that represent, in the aggregate and on an as-converted basis, at least 20% of the number of shares of Class A common stock beneficially owned by KKR Rainbow and its permitted transferees, on an as converted basis, as of immediately following the Second Closing.

Press Release

On October 1, 2021, the Company issued a press release announcing the execution of the Redemption Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Redemption Agreement, dated as of September 30, 2021, by and among Coty Inc., KKR Rainbow Aggregator L.P., Rainbow Capital Group Limited and Coty JV Holdings S.à r.l.

99.1	Press Release, dated October 1, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.

Dated: October 1, 2021
	By:	/s/ Laurent Mercier
Laurent Mercier
Chief Financial Officer